Exhibit 99.1

For media	For media
Jayme Rubenstein	Laura Willig
+1 858.836.6798	+49 51 21 / 28 29 1-808
news@resmed.com	l.willig@medifoxdan.de

For investors

Amy Wakeham

+1 858.836.5000

investorrelations@resmed.com

ResMed to Acquire MEDIFOX DAN, a German Leader in Out-of-Hospital Software

Solutions

•	Acquisition creates a global leader in out-of-hospital software solutions

•	Accelerates ResMed’s SaaS strategy by extending ResMed’s position as a leading U.S. provider of SaaS solutions in out-of-hospital care settings into Germany

•	MEDIFOX DAN will integrate into ResMed’s out-of-hospital SaaS business segment, expanding its solutions portfolio into new healthcare sectors including outpatient therapy

•	Purchase price of approximately US$1 billion

•	Upon closing, acquisition expected to be accretive to ResMed’s non-GAAP diluted earnings per share

SAN DIEGO and HILDESHEIM, GERMANY, June 14, 2022 – ResMed (NYSE: RMD, ASX: RMD) today announced a definitive agreement to acquire privately held MEDIFOX DAN, a German leader in out-of-hospital software solutions for providers in major settings across the care continuum, from Hg, a leading software and services investor.

MEDIFOX DAN’s clinical, financial, and operational solutions are mission-critical for those out-of-hospital care providers, including care documentation, personnel planning, administration, billing, and more – similar to the solutions of ResMed’s leading U.S. SaaS brands, MatrixCare and Brightree.

MEDIFOX DAN’s German customer base is complementary to the customers of ResMed’s U.S.-based SaaS business. In addition, the acquisition of MEDIFOX DAN builds on ResMed’s existing business in Germany as a leading provider of innovative cloud-connected medical devices that transform care for patients with sleep apnea and other respiratory conditions.

Under the leadership of Co-Managing Directors Dr. Thorsten Schliebe and Christian Städtler, the MEDIFOX DAN Group has continuously expanded its innovative product and service portfolio, advanced into new market segments, invested in a state-of-the-art system landscape and digital sales capacities, and made strategic acquisitions. With the market launch of the new software generations MD Outpatient and MD Inpatient, MEDIFOX DAN is setting new standards for the future of care and poised to accelerate the digitization of healthcare as part of the ResMed global team. It is now important to bundle strengths and use synergies to revolutionize the digitization of healthcare with combined forces.

“With the acquisition of MEDIFOX DAN, a fast-growing and innovative German healthcare software leader, we will expand ResMed’s SaaS business portfolio outside our current base in the U.S. market and strengthen our position as the global leader in healthcare software solutions for lower-cost and lower-acuity care,” said Mick Farrell, ResMed CEO. “We are excited to welcome the MEDIFOX DAN team to our global ResMed family: Our management cultures are highly aligned with a laser-focus on lowering costs, improving outcomes, and changing the course of chronic disease management. MEDIFOX DAN has a strong track record of innovation, fully aligned with our teams at Brightree, MatrixCare, and beyond. MEDIFOX DAN’s customer centricity has built strong and ongoing, growing demand for its software solutions across Germany, and we expect that momentum to continue and strengthen as we become one global team. Our MEDIFOX DAN and ResMed teams are united with the same global mission: to help many hundreds of millions of people live healthier lives outside the hospital, and preferably in their own home.”

“I’m excited about this landmark union between ResMed and MEDIFOX DAN, and the tremendous opportunities it unlocks for thousands of providers and millions of patients,” said ResMed SaaS President Bobby Ghoshal. “We’re seeing greater adoption of digital solutions across Germany as its population continues to age and severe staffing shortages continue to challenge German care providers. MEDIFOX DAN – and ResMed – are well positioned to help providers across major out-of-hospital care settings meet rising demands and ultimately help improve patient outcomes.”

“MEDIFOX DAN helps people to help people. We believe that the partnership with ResMed is a unique opportunity to fulfill this promise through the strategic perspectives of an international player on an even larger scale in the future. From now on we are part of a global company that specializes in the digitization of the healthcare system. A major benefit of this deal is the wide range of possibilities for an incredibly agile combination of a wide variety of services, from which our customers will particularly benefit in their everyday care work. We look forward to taking this next development step together and continue to support our customers in their daily work with innovative software solutions and services in the best possible way,” said MEDIFOX DAN Co-Managing Directors Dr. Thorsten Schliebe and Christian Städtler.

Stefan Margolis and Benedikt Joeris, both Partners at Hg, said: “It has been a great journey and partnership with Thorsten, Christian, and the whole MEDIFOX DAN team. We have long-recognised MEDIFOX DAN as a high-quality software business, providing crucial services to integrated care. Together we have significantly expanded MEDIFOX DAN’s offering through continued product investment and acquisitions. ResMed, whom we’ve known for many years, will be a great strategic owner to continue that innovation journey, enabling care givers to focus on people and patients.”

MEDIFOX DAN is headquartered in Hildesheim, Germany, and employs over 600 people. ResMed plans for MEDIFOX DAN to operate under its current brand within the ResMed SaaS business – as Brightree and MatrixCare do today.

Transaction Highlights

Under the agreement terms, ResMed will acquire MEDIFOX DAN for approximately US$1.0 billion (€950 million), which ResMed expects to fund with its existing credit facilities. In calendar year 2021, MEDIFOX DAN’s pro forma net revenue was approximately $83 million, with a pro forma adjusted EBITDA of approximately $35 million.

The transaction is expected to be accretive to ResMed’s non-GAAP diluted earnings per share after close.

The transaction is expected to close by the end of the second quarter of ResMed’s fiscal year 2023 (December 31, 2022), subject to regulatory clearances.

ResMed intends to retain MEDIFOX DAN’s employees, management structure, locations, and business processes. MEDIFOX DAN co-Managing Directors Dr. Thorsten Schliebe and Christian Städtler will continue in their current roles, reporting to ResMed SaaS President Bobby Ghoshal.

Evercore is serving as ResMed’s financial advisor and DLA Piper is serving as ResMed’s legal advisor.

Investor webcast

ResMed will discuss the transaction on a live webcast at 11:00 a.m. Eastern time on June 14, 2022. The live webcast can be accessed on ResMed’s Investor Relations website at investors.resmed.com. The online archive of the broadcast will be available on ResMed’s website approximately two hours after the webcast. In addition, a telephone replay of the webcast will be available approximately two hours after the call by dialing +1 877.660.6853 (U.S.) and +1 201.612.7415 (international) and entering an event confirmation number of 13730641. The telephone replay will be available until June 28, 2022.

About ResMed

At ResMed (NYSE: RMD, ASX: RMD) we pioneer innovative solutions that treat and keep people out of the hospital, empowering them to live healthier, higher-quality lives. Our digital health technologies and cloud-connected medical devices transform care for people with sleep apnea, COPD, and other chronic diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, we improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems in more than 140 countries. To learn more, visit ResMed.com and follow @ResMed.

About MEDIFOX DAN

The MEDIFOX DAN Group, headquartered in Hildesheim, Germany, currently employs over 600 people at nine locations nationwide and specializes in the development of innovative software solutions and services for professional and non-professional care, therapeutic practices and child, family, and youth welfare facilities. In addition, digital solutions for modern training and education management - both for professional care and family caregivers - expand the group’s comprehensive product portfolio. What started as a small start-up developed into a firmly established software company. Besides holistic product solutions, MEDIFOX DAN has always been characterized by strong partnerships and innovative services. Behind MEDIFOX DAN stands a team of innovative minds, over 55 years of industry experience and cumulative expertise, that works every day to set trendsetting standards for digitization in the health and social care sector and to drive innovation forward. In short: We are more than just software.

Forward-looking statements

Statements contained in this news release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions – are subject to risks and uncertainties that could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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